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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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
[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
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                          FOOTHILL INDEPENDENT BANCORP
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                (Name of Registrant as Specified In Its Charter)

                                      N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                                      LOGO

                          FOOTHILL INDEPENDENT BANCORP

                                  May 14, 1999

DEAR FELLOW SHAREHOLDER:

     Your Board of Directors wants to take the opportunity to thank each of you for the overwhelming show of support you have given us. With such a strong show of support from you, our shareholders, we are more confident than ever that we will be able to successfully implement our plan for enhancing shareholder value for all of our shareholders.

     In 1998, your Board of Directors recognized a unique opportunity for Foothill to increase our share of the market in our service areas. To take advantage of this opportunity, we implemented new marketing programs promoting our well-earned reputation for providing a high level of customer service to local businesses and customers. These programs have enabled us to attract new customers and increase lower cost deposits and have led to increased profitability. At the same time we implemented a number of cost-cutting measures that have improved the efficiency of our operations and further increased our profitability.

     As indicated below, Foothill's recent results of operations confirm that these programs have succeeded in achieving substantial improvements in our profitability and in enhancing shareholder value:

     - In 1998, our 25th anniversary, Foothill achieved record net earnings of $5.1 million, an increase of 12.1% over our 1997 net earnings of $4.5 million, and an 8% increase in per share earnings to $0.80 from $0.74 in 1997.

     - Our momentum continued to grow in the first quarter of 1999. During that quarter we achieved record net earnings of $1.5 million, a 50% increase over our net earnings of $1.0 million in the first quarter of 1998, and a 50% increase in earnings per share to $0.24 per share from $0.16 per share in the first quarter of 1998. In addition, as indicated below, all of our performance ratios improved substantially in relation to the 31 other California banks that have total assets between $250 and $750 million ("Peer Group Banks"):

================================================================================
510 South Grand Ave.  Glendora, California 91741  (626) 963-8551  (909) 599-9351

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
                                                                PEER GROUP
             FIRST QUARTER 1999                FOOTHILL(1)      BANKS(1)(2)
             ------------------                -----------      -----------
Return on Average Assets.....................      1.30%            1.17%

Return on Average Equity.....................     12.46%           13.27%

Net Interest Margin(3).......................      6.29%            5.45%

Efficiency Ratio(4)..........................     65.65%           66.23%
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             (1) All information obtained from SNL Securities, L.P. (consent to reference was neither sought nor obtained).

             (2) A list of the Peer Group Banks is enclosed.

             (3) Net interest margin measures the difference between interest earnings and the interest costs of a bank. As a general rule, the higher the net interest margin, the greater the income that a bank can make.

             (4) A lower efficiency ratio means a more efficient bank. As a result, Foothill's efficiency ratio is better than the average efficiency ratio of the Peer Group Banks.

     - During the period from January 1, 1997 through May 13, 1999, the market value of your shares has increased by more than 69% (as adjusted for stock dividends and assuming reinvestment of cash dividends), which represents an annual equivalent return in excess of 25%.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT FOOTHILL HAS AN UNPRECEDENTED OPPORTUNITY TO GAIN MARKET SHARE, DRIVE FURTHER IMPROVEMENTS IN PROFITABILITY AND THEREBY FURTHER ENHANCE THE VALUE OF YOUR SHARES BY "STAYING THE COURSE." FOR THIS REASON, YOUR BOARD OF DIRECTORS IS NOT PREPARED TO ABANDON THIS OPPORTUNITY IN FAVOR OF WHAT WE BELIEVE WOULD BE THE "FIRE SALE" WHICH BASSWOOD IS URGING US TO INITIATE.

     We understand that Basswood owns shares in a total of 16 banks based in California and approximately 55 banks located in other states. We believe that it would be to Basswood's advantage to push Foothill into a sale with one of those banks because such an acquisition could result in a significant increase in the value of the acquiring bank's shares, including those held by Basswood. HOWEVER, EXCEPT FOR BASSWOOD, MOST OF FOOTHILL'S SHAREHOLDERS ARE NOT LIKELY TO BE ABLE TO SHARE IN THAT BENEFIT. Also, we believe that, under such circumstances, completing such a sale might well be more important to Basswood and its nominee, Matthew Lindenbaum, than getting the highest price for all of Foothill's shareholders, if such a sale were to increase the value of Basswood's investment in the acquiring bank. As a result, we believe that electing Matthew Lindenbaum as a director is like "letting the fox into the hen house."

     Basswood cites three mergers involving California banks for the proposition that a sale of Foothill could result in a premium of 27.92% (for Bank of Commerce/San Diego, announced in February 1999) to 35.03% (for Bay Area Bancshares, announced in January 1999) over the current market value of Foothill's shares. However, what Basswood did not tell you is that there have been other recently announced bank acquisitions at significantly lower premiums. For example, Valley National Corp., which is included in the Peer Group Banks, announced this week that it has agreed to be acquired at a price which, based on its recent SEC filings, appears to represent a premium to market of approximately 20%. Another Peer Group Bank, Regency Bancorp, recently announced that it has agreed to be acquired at a price representing a premium to market of approximately 13%. In each of these cases, the premium is calculated based on the closing market price of the acquired bank's common stock as of the date one day prior to the public announcement of the acquisition. We think it is important for you to understand that, based on the closing market price of our shares on May 12, 1999, premiums to market of 20% and 13% translate into share prices of $17.40 and $16.39, respectively, and premiums of only $2.90 per share and $1.89 per share, respectively.

     As your fellow shareholders, we are confident that we can do better for you than that, if we are allowed to pursue our strategies for achieving further growth. Please don't forget that, as one of the largest and strongest independent banking corporations based in our service areas, Foothill is in an ideal position to grow its franchise and, by that means, increase earnings and the value of your shares. We urge you not to squander the value of Foothill's franchise and the opportunities that exist for further increasing the value of your shares through a precipitous sale of Foothill, which is the Lindenbaums' goal.

                            ------------------------

     We are enclosing an additional WHITE Proxy Card. EVEN IF YOU HAVE ALREADY VOTED, WE URGE YOU TO SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. Since only your latest dated proxy will be counted, signing, dating and returning the WHITE Proxy Card will insure that your vote is counted.

     IN ADDITION, PLEASE DO NOT SIGN AND DO NOT RETURN ANY BLUE PROXY CARD THAT YOU MAY HAVE RECEIVED OR MAY RECEIVE FROM BASSWOOD. Signing and returning the Blue Proxy Card, even to vote against Basswood's nominee, could make it easier for Basswood to elect Matthew Lindenbaum to replace one of the incumbent directors standing for election.

     If your shares are held in the name of a bank, broker or other nominee, only your bank or broker can vote your shares and only upon your specific instructions. Please contact the person responsible for your account and instruct him or her to vote the WHITE Proxy Card as soon as possible.

     If you have any questions or need assistance in completing the WHITE Proxy Card, please call our solicitor: MacKenzie Partners, Inc., toll free, at 1-800-322-2885. Thank you again for your support.

                                   Sincerely,

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
WILLIAM V. LANDECENA, CHAIRMAN  GEORGE E. LANGLEY   O. L. MESTAD
                                MAX E. WILLIAMS     GEORGE SELLERS
                                DONNA MILTENBERGER  RICHARD GALICH
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

                            LIST OF PEER GROUP BANKS

                                Bank of Commerce
                               The Bank of Hemet
                              Bank of Santa Clara
                           Borel Bank & Trust Company
                              BWC Financial Corp.
                                  BYL Bancorp
                         California Independent Bancorp
                            Capital Corp of the West
                             Central Coast Bancorp
                                 Civic BanCorp
                           Community West Bancshares
                                 Coast Bancorp
                             Desert Community Bank
                            Fallbrook National Bank
                             First Regional Bancorp
                          FOOTHILL INDEPENDENT BANCORP
                              Mid-State Bancshares
                                Nara Bank, N.A.
                          National Mercantile Bancorp
                              North County Bancorp
                              North Valley Bancorp
                            Orange National Bancorp
                             The Pacific Bank, N.A.
                          Pacific Crest Capital, Inc.
                           Professional Bancorp Inc.
                             Redwood Empire Bancorp
                                Regency Bancorp
                            Six Rivers National Bank
                              SJNB Financial Corp.
                             Valley National Corp.
                                    VIB Corp
                              Wilshire State Bank

     CERTAIN ADDITIONAL INFORMATION: Foothill Independent Bancorp is soliciting proxies for the election of the Board's nominees at the Annual Meeting of Shareholders to be held on May 25, 1999 and may solicit revocations of any proxies delivered to Basswood Financial Partners, L.P. Foothill and the following individuals may be deemed to be "participants" in the solicitation of proxies by Foothill: William V. Landecena; George E. Langley; Donna Miltenberger; Tom Kramer; Richard Galich; O. L. Mestad; George Sellers; and Max
E. Williams. As of April 2, 1999, those individuals beneficially owned, in the aggregate, 1,239,464 shares of Foothill Common Stock, which includes 446,942 shares that may be acquired on exercise of options and assuming such options were exercised, would represent 19% of the outstanding shares.